EXHIBIT B

FIRST AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

            This FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this "Amendment") is made and entered into as of __________, 2012, by and between Good Times Restaurants Inc., a Nevada corporation (the "Company"), and Small Island Investments Limited, a Bermuda corporation (the "Investor").  This Amendment amends the Registration Rights Agreement dated as of December 13, 2010 (the "Registration Rights Agreement") between the Company and the Investor.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Registration Rights Agreement.

            WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement dated as of June 13, 2012 (the "Purchase Agreement"), pursuant to which the Company has agreed to sell and issue to the Investor, and the Investor has agreed to purchase from the Company, shares of the Company's Series C Convertible Preferred Stock (the "Series C  Shares");

            WHEREAS, the Company and the Investor desire to amend the Registration Rights Agreement as set forth herein to include the shares of the Company's Common Stock issued or issuable to the Investor upon conversion of the Series C Shares as Registrable Securities; and

WHEREAS, Section 8(a) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended only by a writing signed by the Company and the Investor.

            NOW, THEREFORE, in consideration of the mutual covenants, agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

1.         Amendment of Registration Rights Agreement.

(a)        The following defined terms shall be added to Section 1 of the Registration Rights Agreement:

"Preferred Stock" shall mean the preferred stock of the Company, par value $0.001 per share.

"Series C Preferred Stock" shall mean a series of Preferred Stock of the Company designated as "Series C Convertible Preferred Stock."

"Series C Shares" shall mean the shares of Series C Preferred Stock to be issued to the Investor under the Securities Purchase Agreement dated June 13, 2012 between the Company and the Investor (the "Series C Purchase Agreement").

(b)        The definition of "Registrable Securities" in Section 1 of the Registration Rights Agreement shall be amended to read in its entirety as follows:

"Registrable Securities" shall mean (i) the Shares, (ii) any shares of Common Stock issued or issuable to the Investor upon conversion of the Series C Shares; and (iii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided, that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144, or (B) such security becoming eligible for sale by the Investor without restriction pursuant to Rule 144.

2.         Effect of this Amendment.  Except as specifically amended as set forth herein, each term and condition of the Registration Rights Agreement shall continue in full force and effect.

3.         Counterparts; Facsimile Signatures.  This Amendment may be executed or consented to in counterparts, each of which shall be deemed an original and all which taken together shall constitute one and the same instrument.  This Amendment may be executed and delivered by facsimile or electronically and, upon such delivery, the facsimile or electronically transmitted signature shall be deemed to have the same effect as if the original signature had been delivered to the other party.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

GOOD TIMES RESTAURANTS INC.

By:____________________________

Name:  Boyd E. Hoback

Title:    President & CEO

INVESTOR:

SMALL ISLAND INVESTMENTS LIMITED

By:____________________________

Name:  David L. Dobbin

Title:    Chairman